Exhibit 10.1

As of July 1, 2013

David F. DeVoe

Senior Advisor

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, NY 10036

Dear Dave:

This letter agreement (the “Letter Agreement”) is intended to constitute a formal binding modification to your agreement dated as of November 15, 2004, with News America Incorporated (“NAI”), a wholly owned subsidiary of Twenty-First Century Fox, Inc. (formerly known as News Corporation), as amended on December 16, 2008, and as further amended on August 2, 2010 (the “Agreement”) and shall confirm the terms and conditions which will apply to your Agreement as from July 1, 2013. The letter agreement between you and News Corporation dated August 2, 2010 regarding the annual bonus and long-term incentive awards (the “Annual Bonus and LTIP Letter Agreement”) shall remain applicable pursuant to its terms. Capitalized terms used in this letter and not defined shall have the meanings given such terms in the Agreement.

NAI and you agree that the Agreement is hereby amended as follows:

1. Section 1 of the Agreement is hereby deleted in its entirety and replaced as follows:

Duties. NAI agrees to employ the Executive and the Executive agrees to accept employment with NAI for the Term of Employment hereinafter defined. During the Term of Employment, the Executive, subject to the provisions of this Agreement, shall have the title and the duties of Senior Advisor of Twenty-First Century Fox, Inc., a Delaware corporation, (“21st Century Fox”) and, in such capacity, report directly to and perform such services and give such advice as requested by the Chairman and Chief Executive Officer of 21st Century Fox.

In addition, the Executive shall serve as a director and/or officer of 21st Century Fox, NAI or their subsidiaries and on such committees of the Boards of Directors of 21st Century Fox or NAI as the Chief Executive Officer of 21st Century Fox and the Executive shall deem appropriate. Subject to the provisions of Section 7(c) hereof, during the Term of Employment the Executive shall devote his business time and attention to the performance of such executive duties as the Chief Executive Officer of 21st Century Fox may determine, from time to time, consistent with the terms of this Agreement.

2. All references in the Agreement to “News Corporation”, “NEWS CORP” or “TCNL” shall be amended to be references to 21st Century Fox and all references in the Agreement to “Fox Entertainment Group” and “FEG” shall be deleted.

By counter-signing this letter agreement, you acknowledge and agree to be bound by the terms hereof.

Sincerely,

NEWS AMERICA INCORPORATED

By:	/s/ Janet Nova
Name: Janet Nova
Title: Executive Vice President and Deputy General Counsel

Acknowledged and Agreed:

/s/ DAVID F. DEVOE
David F. DeVoe